Exhibit 6.1

AGREEMENT

JULY 07, 2023 VERSION

1.	DEFINITIONS

Capitalized terms in this Agreement shall have the meanings set forth below, whether used in the singular or plural and whether in the masculine or feminine form.

Accredited User means any User who qualifies as a Accredited investor in accordance with the laws of the State of New York;

Advance Payment shall mean any advance payment of Compensation made by the Company;

Agreement means this agreement consisting of the Agreement Documents, between the Investor and the Company;

Agreement Documents means this Agreement, its Annexes and the Information Sheet;

Agreement Term means, subject to any early termination or Renewal Period, the term of this Agreement which is equal to the Validity Period;

Affiliate means MANSE USA LLC, incorporated under the laws of the State of Delaware, located at 251 Little Falls Drive, 19808 Wilmington, United States of America or any other company designated by the Company;

Annual Payment Date means July 31 of each year;

Assignee means the User who is the assignee of the Investor’s rights and obligations as a Party to this Agreement in connection with an Assignment or a Forced Assignment;

Assignment means, in accordance with applicable contract law (i) for the Investor in its capacity as Assignor of this Agreement, the assignment of this Agreement to an Assignee in agreement with the Company and (ii) for the Investor in its capacity as Assignee of this Agreement, the acquisition of this Agreement from the Assignor in agreement with the Company; the word “Assign” shall be construed accordingly;

Assignment Price means the assignment price of this Agreement payable by the Assignee tothe Investor;

Assignor means, in case of an Assignment or a Forced Assignment, the User who is the assignor of the Investor’s rights and obligations as a Party to this Agreement;

Auditor means any person entitled to practice as a statutory auditor and having practiced this profession for at least five (5) years;

Authority means any regional, national, county, municipal and/or local, or supranational government or governmental agency, administrative, legislative or regulatory authority, department, inspectorate, ministry or minister, cabinet secretary, official court or tribunal or other regulatory body which has jurisdiction over matters affecting the Primary Agreement or the Performance Agreement or any of the Parties to either of them;

Balance means the amount expressed in the Territory’s Currency in the Investor’s Financial Account;

Block Assignment means the assignment by the Investor who is an Accredited User of this Agreement and other Roys related to the same Talent representing together a number of Roys for such Talent at least equal to ten percent (10%) of the Maximum Supply for such Talent;

Breach means any breach of this Agreement, any Roy or the General Terms of Use by the Investor;

Calculation Formula means the algorithm used to calculate the Performance;

Calculation means, for a Performance Roy, the calculation of the Performance’s variation or, for an Revenue Roy, the revenues used for the calculation of the Revenue;

Change of Residence means any change by the Investor of his legal residence outside the Territory on which he became a Party to this Agreement;

Class means the class of this Agreement as shown on the Information Sheet; Classes include regular Roys for which no specific mention is made on the Information Sheet and Roys with the option of Instant Assignment;

Clause means a clause of this Agreement;

Company means the MANSE USA LLC [_____] ;

Escrow Agent means the agent appointed by the Company whose identity and contact details are set out in the General Terms of Use;

Exceptional Allowance has the meaning given to it in Clause 18.4 ;

Exchange means any platform authorized by the Company on which Royaltiz Products may be traded;

Fees and Commissions means all fees and commissions payable by the Investor in respect of a Transaction, it being specified that the list and amount of such fees and commissions is an Appendix to this Agreement and is available on the Platform;

Financial Account means the Investor’s account in the Territory Currency open in the books of the Payment Service Provider;

Fixed Compensation means, as the case may be, (i) in the case of Forced Assignment for Overage or Unilateral Termination for Overage, the Subscription Price, (ii) in the case of Forced Assignment for Breach, the Price as of the date of dispatch of the Forced Assignment Notice LESS forty percent (40%), or (iii) in the case of Unilateral Termination for Geographic Change, the Assignment Price;

Forced Assignment means the Assignment of this Agreement to an Assignee designated by the Company;

Game means any game organized by or to which the Company is a party in which the Company agrees to grant the Investor the rights set forth in the rules of such game;

General Terms of Use means the general terms of use of the Platform accessible from the following link: royaltiz.com/terms-of-use ;

Generated Revenues means the revenues generated by a Talent during the Validity Period, the revenues generated in year N being determinable in year N+1 as communicated by the Talent to the Company under the Primary Agreement ;

Geographic Change means the transfer transaction between a Transferring User resident for tax purposes in one Territory and a transferee User resident in another Territory;

Information Sheet means the document which contains the information of the Talent to which this Agreement relates and includes (i) the Photograph of such Talent, (ii) in case of Subscription during the Introduction Period, the Subscription Price, (ii) the Class, (iii) the nature of the Roy, i.e. Revenue Roy or Performance Roy and (iv) any other information expressly referred to in the Agreement Documents;

Instant Assignment means any Assignment of this Agreement by the Investor to the Liquidity Structure whereby the Liquidity Structure is substituted, in full and automatically, for the Investor;

Introduction means the initial offer made to the Users by the Company on the Platform to enter into this Agreement and any other Roy for a given Talent;

Introduction Period means the period during which the Company proposes to the Users to enter into Roys relating to a specific Talent on the Platform;

Investor means the person, other than the Company, who is a party to this Agreement and who holds a User Account;

Liquidity Structure means the French company Manse Liquidité, located at 20 rue Jean-Baptiste Pigalle 75009 - Paris or any other company designated by the Company;

Maximum Number means the maximum number of Roys that a Non-Accredited User is authorized to subscribe to upon the Introduction of a Talent on the Platform and which is strictly less than five percent (5%) of the total number of Roys for the relevant Talent;

Maximum Participation means the maximum number of Roys related to a Talent to which a User is permitted to be a party with the Company concurrently and which is less than or equal to ten percent (10%) of the total number of Roys in effect for that Talent;

Maximum Supply means on the Information Sheet the maximum number of Roys relating to the Talent for which this Agreement is entered into that the Company may enter into;

Non-Accredited User means any User other than an Accredited User;

Notice means any communication between the Parties in accordance with this Agreement; the terms “Notify” and “Notified” shall be construed accordingly;

OTC Offer means any offer to Assign this Agreement in a Block Assignment made by the Investor subject to the Investor being an Accredited User who elected to make such offer outside of the Platform;

Offer Price means the price proposed by Investor to Users on the Platform for the Assignment of this Agreement;

Offering Memorandum means the offering memorandum that the Company filed with the SEC and which has been qualified by the SEC staff, available here: [link]

Optional Termination Amount has the meaning ascribed to it in Clause 17.2 ;

Overage has the meaning ascribed to it in Clause 4.10.

Owner means any Person holding all or part of the ownership and/or exploitation rights on the Calculation Formula ;

Party means either of the parties to this Agreement, namely the Company or the Investor;

Payment Service Provider means the French company Mangopay or any other company designated by the Company;

Payment Term means the period during which the Investor shall pay the Subscription Price to the Company, which shall be not be later than the Validation;

Percentage Share means the amount equal to : [Primary Revenue for year N-1 DIVIDED BY the Maximum Supply on the Annual Payment Date for year N] ;

Performance means the variation of key public indicators relating to a given Talent. These indicators include, but are not limited to, the Talent’s estimated compensation, the Talent’s performance on Social Networks (number of Talent followers, number of interactions or engagements, number of posts, number of clicks on posts, reach of posts and interactions, number of shares, traffic and number of visits to the Platform from Social Networks of which the Talent is a member, etc.), on the Talent’s performance on streaming platforms (Spotify, Deezer, Youtube...), or on the Talent’s public salary;

Performance Agreement means the agreement between the Company and the Talent under which the Talent authorizes the Company to market the corresponding Performance Roy;

Performance Roy means the agreement between the Company and a User under which such User has a right to receive a fee based on the Calculation Formula applied to the relevant Talent;

Person means any natural or legal person;

Photograph means the photograph of the Talent to which this Agreement refers and which is reproduced on the Information Sheet;

Platform means any platform developed and/or operated by the Company or an Affiliate under the “Royaltiz” brand for the subscription and assignment of Roys; the Platform is accessible from the URL: www.royaltiz.com ;

Platform Manager means the Person who issues the General Terms of Use;

Platform Offer means any offer to Assign this Agreement on the Platform made by the Investor being either (i) a Non-Accredited User or (ii) an Accredited User who elected not to make an OTC Offer;

Price means the value of this Agreement or of any Roy related to the Talent referred to on the Information Sheet as publicized from time to time on the Platform and calculated in accordance with the Price Determination Rules;

Price Determination Rules means the mathematical methodology to determine the Offer Price, the Assignement Price, the Price Impact and the Price as set out in Appendix 2;

Price Impact means the financial impact forecast of the Assignment of this Agreement on the future Price of Roys related to the same Talent as this Agreement;

Primary Agreement means the agreement between the Company and the Talent under which the Talent assigns to the Company a share of his future revenues;

Primary Revenue means the revenue paid by the Talent to the Company for the Company’s share of revenue rights acquired under the Primary Agreement;

Privacy Policy means the Platform Manager’s privacy policy accessible from the web link:: https://www.royaltiz.com/privacy-policy ;

Proprietary Rights means, as the case may be and subject to the validity and enforceability of these rights by the Company, the ownership of the Photograph or the right to use and reproduce the Photograph on the Platform, to market and cause any transfers of Royaltiz Products, linked to the Talent which include the distribution, publication, editing and/or reproduction of the Photograph on the Platform;

Reference Period means the period commencing on the sixth (6th) calendar day prior to the date of Validation of the Instant Assignment by the Investor until that date ;

Remuneration means the amount payable to the party of a Performance Roy as calculated on the basis of the Performance and the Calculation Formula;

Renewal Period means any additional period of time following the Agreement Term during which this Agreement shall continue to be effective and in full force as may be agreed from time to time by the Parties in an amendment to this Agreement;

Reorganization Assignment means the Assignment of this Agreement by the Company of its rights and obligations hereunder to any Person;

Revenue means the Percentage Share payable to the Investor;

Revenu Roy means the agreement between the Company and a User under which such User has a right to receive Revenue;

Roy means any Revenue Roy or Performance Roy;

Royaltiz Product means, as the case may be, a (i) Performance Roy, or (ii) Revenue Roy, as well as (iii) any other product marketed by the Company on the Platform ;

Schedule means any appendix to this Agreement;

Secondary Market means the market for Roys Assignments on the Platform and any Block Assignment;

Set-Off means the set-off of any amount owed by the Company to the Investor against any amount owed by the Investor to the Company as permitte by applicable State law;

State means any state government within the United States, or any nation which is recognized by the United States of America and France;

Store means the area of the Platform in which the Company and/or the Platform Manager offers products for sale to Users or certain categories of Users;

Subscriber means the party, other than the Company, who has subscribed to this Agreement at the Introduction ;

Subscription means the execution of this Agreement with the Company (i) during the Introduction phase or (ii) on the occasion of any promotional operation;

Subscription Price means the amount paid by the Subscriber to the Company as consideration for the Subscription;

Talent means, as the case may be, (i) an individual and/or (ii) any company, holding the rights granted to the Company under the Primary Agreement or the Performance Agreement and referred to in the Information Sheet;

Termination Amount has the meaning given to it in Clause 15.5 ;

Terminology Equivalent means the term used on the Platform in place of a term defined in this Agreement;

Territory means, as the case may be, the United States of America or the rest of the world;

Territory Currency means either (i) United States dollar or (ii) euro as decided by the Investor on the opening of his User Account;

Threshold means, unless otherwise expressly authorized in writing in advance by the Company, ten percent (10%) of the number of Roys linked to the Talent referred to in the Information Sheet proposed for assignment by Users, other than the Investor, on the Platform, on the day preceding the one on which the Investor proposes the Assignment of this Agreement on the Platform;

Transaction means, as the case may be, the Subscription, the Assignment, the payment of Revenue or Remuneration as the case may be, the termination of this Agreement and more generally any transaction provided for in this Agreement;

Undivided Right means, for a Performance Roy whose Talent Information Sheet expressly includes such right, the undivided share of the sublicense of the Proprietary Rights granted by the Company jointly and severally to the Investor and other Users who are parties to Roys relating to the same Talent and whose right in the undivided sublicense is equal to : [One divided by the Maximum Supply] ;

USA means the United States of America;

User means any Person, other than the Company, who has a user account on the Platform;

User Account means the Investor’s account in the books of the Platform Manager;

Validation means the validation by the Investor from his User Account of the Subscription or the Assignment, as the case may be, of this Agreement;

Validity Period means for (i) a Revenue Roy, the term of the Primary Agreement relating to that Talent or, (ii) for a Performance Roy, ten (10) years from the Subscription;

2.	CONTRACTUAL FRAMEWORK

2.1.	This Agreement is exclusively composed of the Agreement Documents. No communication between the Parties other than Notices shall have a contractual value.

2.2.	Nothwithstanding anything to the contrary and unless otherwise determined expressly in the relevant Notice, the Parties accept that a Notice made:

(i)	by the Investor to the Company under any of the Roys related to the Talent to which the Investor is a party to shall be deemed to constitute a Notice under this Agreement;

(ii)	by the Company to the Investor under any of the Roys to which the Investor is a party to shall be deemed to constitute a Notice under this Agreement;

2.3.	The Investor declares [to have read and understood [the Agreement Documents] and agrees to be bound by such documents for good and valuable consideration.

2.4.	The Investor declares that he has read and accepts the General Terms of Use.

2.5.	The Terminology Equivalents are set forth in Appendix 1. The Company may amend in its absolute discretion the Terminology Equivalents at any time.

2.6.	The list of Fees and Commissions is in a Schedule to this Agreement.

3.	LEGAL CAPACITY OF THE INVESTOR

3.1.	The Investor declares during the entire Term of this Agreement:

●	If he/she is a natural person, that he/she (i) is acting on his or her own behalf, (ii) is not acting within the scope of his/her professional activity, (iii) has legal capacity to enter into this Agreement and performe his or her obligations under it, pursuant to all laws or other restrictions applicable to him/her, (iv) has reached the age of majority in his or her State of residence, and is at least 18 years of age, and (v) is authorized by the laws applicable to him or her to be a party to this Agreement.

●	[If it is a legal entity, that it (i) does not have its registered office in one of the [sanctioned countries] by the USA, (ii) acts in accordance with its articles of association and the laws applicable to it, and (ii) has legal capacity.] [NTD: checking that this works for OFAC and will revert RM: OK -noted]

3.2.	The Investor declares to have consulted the list of countries from which it is authorized to create a User Account (https://support.royaltiz.com/fr/article/international-mon-pays-est-il-compatible- 1y7akmr/.) and to comply with it.

3.3.	Investor is prohibited from delegating or authorizing any other Person to use his or her User Account or to conduct any Transaction.

3.4.	The Investor declares to understand and accept in connection with the Subscription or Assignment of this Agreement as the case may be, all risks related to being a party to a Roy. The Investor declares that the Subscription or Assignment, as the case may be, on the Platform constitutes an express acceptance of any such risks.[NTD: this is ok but may not be effective RM: OK - noted]

4.	ROY CHARACTERISTICS

Nature of a Roy

4.1.	The Roy is an agreement between the Company and the Investor under which:

(i)	If this Agreement is a Revenue Roy, the Company agrees to pay the Revenue to the Investor, or

(ii)	If this Agreement is a Performance Roy, the Company agrees to pay the Investor the Remuneration.

4.2.	[If (i) this Agreement is a Performance Roy and (ii) Investor is a resident of a Territory other than the USA, the Company may in its sole discretion grant an Undivided Right to the Investor.[

Parties to this Agreement

4.3.	The Investor may become a Party to this Agreement only by Subscription or Assignment.

4.4.	The Investor may make a Subscription or an Assignment only if it has a valid User Account.

4.5.	The Investor’s acceptance of a Subscription or an Assignment is expressed only by clicking on the Validation button accessible from its User Account. The Investor becomes a Party to this Agreement at the time of cliking on the Validation button subject to the payment of the Subscription Price or the Assignment Price, as the case may be.

4.6.	In case of Subscription, the Investor agrees to pay the Subscription Price within the Payment Term.

4.7.	Upon receipt of the Subscription Price by the Company, the Company shall cause the registration of this Agreement into the Investor’s User Account no later than one (1) business day following receipt of the Subscription Price by the Company.

4.8.	This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Maximum Number of Roys

4.9.	During an Introduction, the Investor shall be entitled to enter into a number of Roys for a given Talent less than the Maximum Number.

4.10.	The Investor shall not be party to a number of Roys related to a Talent that exceeds the Maximum Participation.

4.11.	If the Investor has entered into a number of Roys in excess of the Maximum Number or is a party to a number of Roys related to a Talent in excess of the Maximum Participation, each of which shall constitute an “Overage”, the Company shall have the option, but not the obligation, to proceed with either (i) a Unilateral Termination of this Agreement or (ii) a Forced Assignment.

5.	AGREEMENT TERM

5.1.	Unless early terminated in accordance with the terms contained herein or extended for a Renewal Period, this Agreement shall come into force on the date of its Subscription for a fixed term equal to the Validity Period.

6.	PRICES

6.1.	The Subscription Price includes the Fees and Commissions applicable to the Subscription.

6.2.	The Offer Price, the Assignment Price, the Price and the Price Impact (together the « Financial Data ») are caculated by the Platform Manager in accordance with the Price Determination Rules and communicated to the Company. The Company Notifies the Financial Data to the Investor.

7.	FORCED AMENDMENT

7.1.	In case of dispute between the parties to the Primary Agreement or the Performance Agreement to which this Agreement relates, the Company may amend or delete the Photograph and/or any reference to the Talent’s name from this Agreement and the Platform.

7.2.	In the event of (i) any decision by any Authority of a State which shall prohibit or limit the Company’s Proprietary Rights granted under the Primary Agreement or the Performance Agreement or (ii) termination of the Primary Agreement or the Performance Agreement, the Undivided Right shall automatically terminate or be suspended on the same terms as those affecting the Proprietary Rights.

8.	ASSIGNMENT

Assignment by Investor

8.1.	Subject to the provisions contained inthis Agreement, the Investor may Assign this Agreement to any Assignee at any time.

Platform Offers

8.2.	Any Platform Offer is limited to a period of seven (7) consecutive calendar days from the day it is published on the Platform (the “Validity Period”). All Platform Offers shall be placed into the order book on the Platform. The order book is accessible to all Users having a user account on the Platform. If this Agreement has not been the subject of an Assignment during the Validity Period, the Platform Offer shall terminate automatically.

8.3.	The Offer Price is indicated on the Information Sheet available on the Platform.

8.4.	The Assignee may accept the Plataform Offer offer by clicking on the Validation button accessible from his User Account (the “Assignment Confirmation”).

8.5.	The Assignment shall take effect on the date of the Assignment Confirmation.

8.6.	The Assignee shall pay the Assignment Price on or before the Assignment Confirmation date. Failure to pay within this period shall automatically render the Assignment null and void.

8.7.	For the sake of clarity, in the event that this Agreement is a Revenu Roy, only the rights to Revenue relating to Generated Revenue on or after the Assignment date shall be transferred to the Assignee.

8.8.	In the event of an Assignment, the Company shall cause the record of the Assignment of this Agreement to the Assignee in the Assignee’s User Account and shall remove it from the Investor’s User Account within five (5) business days of the receipt of the Payment Service Provider’s Notice confirming the identity of the Assignee.

8.9.	The registration of this Agreement into the Assignee’s User Account shall constitute satisfactory and sole evidence of the Assignee’s capacity of Party to this Agreement.

8.10.	Registration of the Assignment into the Assignee’s User Account shall automatically cause the Assignor to cease to be a Party to this Agreement.

8.11.	For liquidity purposes, any Platform Offer may be accepted by the Liquidity Structure.

8.12.	A Non-Accredited User may Assign this Agreement only by way of a Platform Offer.

8.13.	The Assignment Price shall be payable to the Investor exclusively by the Assignee. The Company shall have no liability in respect of the Assignee’s obligations to pay the Assignment Price to the Investor.

8.14.	The Investor may make a Platform Offer or Assign this Agreement only if the total number of Roy Agreements linked to the Talent referred to in the Information Sheet proposed for sale on the Platform by the Investor on the Platform is less than the Threshold.

8.15.	In the event of a Geographic Change, the Investor agrees that the contemplated Assignment of this Agreement may be replaced, at the option of the Company during the Validity Period and without the need for Notice to the Investor, by a Unilateral Termination or by an Assignment.

OTC Offers

8.16.	Notwithstanding anything to the contrary contained in this Agreement, if the Investor is an Accredited User, he may Assign this Agreement in a Block Assignment to another Accredited User subject to the Company’s prior written approval of such Block Assignment.

8.17.	In the event that the eligible Investor wishes to make a Block Assignment, he must send to the Company a ten (10) business day prior written Notice prior to the contemplated Block Assignment (the “Block Assignment Notice”). The Block Assignment Notice shall include the identity of the prospective Assignee who shall be an Accredited User and the agreed price. If the Block Assignment Notice does not include all information, it shall be deemed null and void.

8.18.	OTC Offers may only be made for Block Assignements.

8.19.	Block Assignments are only traded by way of OTC Offers.

8.20.	A Block Assignment shall be valid subject to:

●	the receipt by the Company of the Block Assignment Notice,

●	the Assignee being an Accredited User, and

●	the Assignee having a valid User Account.

Instant Assignment

8.21.	If this Agreement is part of the Instant Assignment Class, the Investor may Assign it to the Liquidity Structure at any time.

8.22.	The Assignment Price will be determined exclusively in accordance with the Price Determination Rules.

8.23.	Prior to the Investor’s Instant Assignment, the Investor may consult the Price Impact of such Instant Assignment on the Price of the Roys linked to the same Talent.

8.24.	The Instant Assignment shall only be valid if made by clicking on the Validation button of the Investor’s User Account.

8.25.	The Company shall cause the Liquidity Structure to accept such Instant Transfer and Validate it from its User Account (the “Instant Transfer Confirmation”).

8.26.	The Assignment shall be effective on the date of Instant Assignment Confirmation.

8.27.	The Assignment Price is payable exclusively by the Liquidity Structure to the Investor. The Company shall have no liability for any contractual obligations of the Liquidity Structure to the Investor in respect of the payment of the Assignment Price.

8.28.	The registration of this Agreement into the Liquidity Structure’s User Account shall constitute satisfactory and sole evidence of the Assignee’s capacity of Party to this Agreement.

8.29.	Registration of the Assignment into the Liquidity Structure’s Assignee’s User Account shall automatically cause the Investor to cease to be a Party to this Agreement.

Forced Assignment

8.30.	The Company may at any time cause a Forced Assignment by the Investor to the Liquidity Structure or to any User in the event of an Overage (with respect to the number of Roys causing the Overage, or all of the User’s Roys) or in the event of a Breach (all of the user’s Roys).

8.31.	The Investor irrevocably grants all powers to the Company to act as its lawful attorney for the purpose of a Forced Assignment.

8.32.	In the event the Company decides to cause a Forced Assignment, the Company shall send a Notice to the Investor with one (1) calendar day’s notice (the “Forced Assignment Notice”).

8.33.	The Forced Assignment Notice shall include all information in relation with the Fixed Compensation amount.

8.34.	Notwithstanding the terms of Clause 18.3, the Company may, but shall not be obligated to, pay to the Investor an amount equal to the Price of this Agreement on the date of dispatch of the Forced Assignment Notice (the “Exceptional Indemnity”).

8.35.	If the Company decides to pay the Exceptional Indemnity, it shall so indicate in the Notice of Forced Assignment.

8.36.	The Exceptional Indemnity may be paid, at the Company’s option, to (i) the Escrow Agent or (ii) to the Investor’s designated bank account in accordance with the terms of this Agreement.

8.37.	The Company shall be entitled to cause the Platform Manager to delete or prevent access of the Investor’s User Account upon receipt by the Investor of the Forced Assignment Notice.

8.38.	If the Balance in the Investor’s Financial Account is positive on the day the Forced Assignment Notice is sent, the Company is authorized to transfer it to the Escrow Agent.

8.39.	The Investor expressly discharges the Company from all liabilities for funds belonging to the Investor from the date of (i) transfer to the Escrow Agent or (ii) the Company’s instruction of wire transfer to the Investor’s bank account, as the case may be.

8.40.	The Investor expressly and irrevocably grants the Company all powers to act as its lawful attorney to execute and render effective a Forced Assignment. The Company may Notify the Investor of an Overage on the sole basis of the number of Roys linked to a Talent appearing in the Investor’s User Account. In the event of Unilateral Termination for Overage or Forced Assignment, the Company is authorized to delist this Agreement from the Investor’s User Account. The payment of the Fixed Compensation is solely due and payable by the Assignee in case of Forced Assignment.

Reorganization assignment

8.41.	The Company may, at any time and without cause make a Reorganization Assignment of this Agreement.

8.42.	The Company shall send the Investor a Notice indicating the name of the assignee of the Reorganization Assignment.

8.43.	Investor expressly and irrevocably accepts any Reorganization Assignment by the Company.

8.44.	In the event of a Reorganization Assignment, the Company is expressly and irrevocably released from any obligation to the Investor under this Agreement.

Assignment for payment of a purchase in the Store

8.45.	In the event that the Investor purchases a product from the Store (the “Purchase”) payable in multiples of the Price, the Company may, on behalf of the Investor who hereby grants all powers to the Company to act as its lawful attorney in this respect, Assign this Agreement to the Liquidity Structure contemporaneously with the Purchase without the need for Notice to the Investor.

8.46.	In such case, the Investor accepts that the Assignment Price payable by the Liquidity Structure to the Investor shall be equal to the Price and shall be the subject of a direct payment by the Liquidity Structure to the Company contemporaneously with the Purchase.

9.	RIGHT TO REMUNERATION

9.1.	This section is applicable only if this Agreement is a Performance Roy in accordance with the Information Sheet.

9.2.	The Company agrees to pay the Remuneration to the Investor on or before the Annual Payment Date.

9.3.	Only the User that is a Party to this Agreement as of July 31 of each year is eligible for payment of the Remuneration.

9.4.	The Calculation Information may be reviewed, at Investor’s sole expense, by an Auditor appointed by the Company upon request Notified by the Investor. Consultation of the Calculation Information is conditional upon the selected Auditor’s express prior written undertaking to sign a confidentiality undertaking regarding the Calculation Information and the Calculation Formula, on terms acceptable to the Company and the Owner, for a period of not less than ten (10) years from the date of consultation by the Selected Auditor of the Calculation Information.

9.5.	The Calculation Formula, the criteria which compose it and their respective weightings may be modified by or on behalf of the Company at any time without the need for a Notice by the Company. Any changes to the Calculation Formula (the “Amended Formula”) shall automatically apply to this Agreement and replace the existing Calculation Formula for the calculation of the Remuneration. Notwithstanding the foregoing, the Remuneration calculated based on the Calculation Formula applicable on the date on which the Investor became a Party to this Agreement (the “Original Formula”) shall continue to apply for a given year in the event that the Remuneration calculated on the basis of the Amended Formula is lower than the Remuneration as calculated using the Amended Formula.

9.6.	In case of Assignment of this Agreement, the Original Formula applicable to the Assignor shall not be assigned to the Assignee and the Amended Formula shall be deemed to constitute the Original Formula applicable to the Assignee.

9.7.	The Company shall have the option of paying Advance Payments to the Investor.

9.8.	The amount of the Advance Payment shall be decided by the Company.

9.9.	If the Company proposes to pay an Advance Payment, it shall send to the Investor a Advance Payment Proposal Notice (the “Advance Payment Proposal”). If the Investor is eligible and wishes to receive the Advance Payment, the Investor shall send a Notice to the Company requesting payment of the Advance Payment (the “Advance Payment Request”). The Advance Payment Request shall be valid only if made within the time period specified in the Advance Payment Proposal.

9.10.	Investor is only eligible to receive a Advance Payment if it is a Party to this Agreement on the anniversary date of this Agreement.

9.11.	Advance Payments to which Investor was eligible but which have not been paid to Investor for lack of an Advance Payment Request shall be paid on the Annual Payment Date provided that Investor remains a Party to this Agreement and eligible for payment of the Remuneration.

9.12.	In the event of an Assignment, the Remuneration payable to the Assignee under this Agreement shall be reduced by the Instalments paid to the Investor for the year in question.

10.	REVENUE

10.1.	This section is applicable only if this Agreement is a Revenu Roy.

10.2.	The Company undertakes to pay the Investor, at the latest on the Annual Payment Date of each calendar year N, the Revenue calculated on the basis of the Primary Revenue during the calendar year N-1.

10.3.	Payment of the Revenue to the Investor is conditional upon the Company receiving the Primary Revenue for the year in question. If the Company collects the Primary Revenue of the Talent in year N for year N-1, the Company shall pay the Revenue to the Investor in year N.

10.4.	In the absence of Primary Revenue for year N-1 or in the event that Talent fails to pay the Primary Revenue to the Company in respect of a year N, no Revenue for year N shall be payable to Investor and Investor shall indemnify the Company against any liability in respect thereof.

10.5.	The Revenue calculation is shown on the Information Sheet.

10.6.	The Company is authorized to correct any error or inaccuracy in the calculation of Revenue at any time and to change the Investor’s Balance. The Company shall send a Notice to the Investor in the event of a correction.

10.7.	Where necessary, it is specified that the rights referred to in Clause 9.6 shall also apply in the event of a downward modification of the Primary Revenue for any reason whatsoever in respect of a given year N, including in particular as a result of an audit. If the downwardly modified Primary Revenue applies to Revenue for a year in which the Party to this Agreement was not the Investor, the Investor nevertheless agrees to pay to the Company the portion of the Revenue for the year in question unduly paid by the Company to the other Party. In such case, the Company shall send the Investor a Notice containing the amount of Revenue corrected for the year in question.

10.8.	All entries made in the User Account shall be deemed to be definitively approved and freely accepted by the Investor, unless he/she contests them by Notice to the Company, within one (1) month from the date on which they are accessible from his/her account on the Platform.

10.9.	The Company shall have no responsibility for the accuracy of the entries in the Financial Account and that in the event of a contradiction between the entries in the Financial Account and those in the User Account, only the entries in the User Account shall be valid. Any entries on the Financial Account that are not on the User Account shall not be binding on the Company.

10.10.	Revenue shall be expressed and issued in the Currency of the Investor’s Territory, calculated at the rate of exchange applied to the Company upon payment to the Company of the Primary Revenue.

11.	FINANCIAL ACCOUNT

11.1.	The Investor irrevocably empowers the Company, throughout the Term of this Agreement, to make or instruct the Payment Service Provider to make all entries to the Financial Account corresponding to any Transaction made pursuant to this Agreement and recorded in the User Account or to the exercise of any right by the Company under this Agreement.

11.2.	The Investor irrevocably authorizes the Company during the entire Term of this Agreement to receive from the Payment Service Provider and any Affiliate, all information relating to the Investor’s Financial Account and/or activity on the Platform.

12.	ACCREDITED USERS

12.1.	The Company has the ability to enter into Roys with Accredited Users.

12.2.	The Investor is informed and agrees that (i) the Company may agree with any Accredited User on any Block Assignment and (ii) any Block Assignment may be made outside the Platform, without the corresponding Roys being offered for assignment to the Users.

13.	PAYMENTS

Payment of the Subscription Price

13.1.	The Subscription Price is due and payable by the Investor on the date of Validation. It is payable by debit from the Financial Account exclusively.

14.	VOLUNTARY TERMINATION

14.1.	Investor may terminate this Agreement at any time without cause by Notice to Company of not less than one (1) business day and not more than thirty (30) calendar days’ notice (“Voluntary Termination”).

14.2.	No compensation shall be payable by the Company to the Investor in the event of Voluntary Termination.

14.3.	Notwithstanding the foregoing, if the cause of the Voluntary Termination as expressed in the Notice sent by the Investor is a change to the Fees and Commissions which occurred less than three (3) months prior to the date of Notice of Voluntary Termination, the Company may:

●	cancel the Voluntary Termination and continue to apply the Fees and Commissions that were applicable prior to their change for which the Investor Notified the Voluntary Termination ; in such case the Company Notifies the Investor (the “Cancellation Notice”) within ten (10) business days from the receipt of the Notice of Voluntary Termination and the Voluntary Termination shall be null and void; or

●	if it does not send a Cancellation Notice so that this Agreement terminates, the Company shall pay to the Investor a compensation equal to the lesser of the Agreement’s Subscription Price or the Price (the “Base Compensation”).

14.4.	The Company shall pay the Base Compensation to the Investor no later than sixty (60) days from the date of receipt of the Notice of Voluntary Termination.

14.5.	Any moneys on the Investor’s Financial Account as of the effective date of the Voluntary Termination shall vest in the Company.

15.	UNILATERAL TERMINATION

15.1.	Notwithstanding any provisions to the contrary, the Company may terminate this Agreement at any time, without notice or cause (the “Unilateral Termination”). For the avoidanc of doubt, the Company may exercise this right of Unilateral Termination in the event that the Primary Agreement or the Performance Agreement to which this Agreement relates terminates for any reason.

15.2.	In the event of Unilateral Termination, the Company shall send a Unilateral Termination Notice to the Investor (the “Unilateral Notice”). As the case may be, the Unilateral Notice may indicate whether the Unilateral Termination is caused by an Overage, a Geographic Change or termination of the Primary Agreement.

15.3.	The Company shall send a Notice to the Investor containing the Termination Amount (the “Compensation Notice”) within seven (7) days of receipt of the Unilateral Notice.

15.4.	The Company undertakes to pay the Termination Amount to the Investor no later than sixty (60) days from the date of receipt by Investor of the Compensation Notice.

15.5.	The Termination Amount shall be :

(i)	for cases of Unilateral Termination for Overage or Geographic Change, the corresponding Fixed Compensation;

(ii)	in the event of termination of the Primary Agreement, the amount of the indemnity received by the Company divided by the Maximum Supply; or

(iii)	for all other cases of Unilateral Termination, the amount equal to [(Average of the Price over the thirty (30) days preceding the date of the Unilateral Notice PLUS thirty percent (30%))].

15.6.	The Unilateral Termination shall take effect on the day of receipt of the Unilateral Notice.

16.	AUTOMATIC TERMINATION

16.1.	In the event of (i) termination for any reason of the General Terms of Use applicable to Investor or (ii) non-payment of the Subscription Price by Investor within the Payment Term, this Agreement shall automatically terminate without the need for any Notice between the Parties (the “Automatic Termination”).

16.2.	Clauses 14.2 and 14.5 apply mutatis mutandis to Automatic Termination.

17.	OPTIONAL TERMINATION

17.1.	In the event that the Investor purchases any product from the Store (“Purchase”) payable in multiples of the Price, Company shall have the option, contemporaneously with the Purchase, to immediately terminate this Agreement without the need for any Notice to Investor (the “Optional Termination”).

17.2.	In such event, the Optional Termination Amount payable by the Company to the Investor shall be equal to the Price applicable at the time of the Purchase and it shall be immediately Set-Off against the Purchase price at the same time.

18.	TERMINATION FOR BREACH

18.1.	The Company may terminate this Agreement at any time for Breach (the “Termination for Breach”).

18.2.	In the event of Termination for Breach, the Company shall send a one (1) calendar day Notice to the Investor (the “Notice of Breach”).

18.3.	No Compensation shall be payable by the Company to the Investor in case of Termination for Breach.

18.4.	Notwithstanding the terms of Clause 18.3 the Company may in its sole discretion pay to the Investor an amount equal to the Price as of the date of the Notice of Breach (the “Exceptional Indemnity”).

18.5.	If the Company decides to pay the Exceptional Indemnity, it shall so indicate in the Notice of Breach.

18.6.	The Exceptional Indemnity may be paid, at the option of the Company, into (i) the Escrow Account or (ii) the bank account of the Investor as designated in accordance with the terms of this Agreement.

18.7.	The Company shall be entitled to cause the deletion by the Platform Manager or to r render inaccessible to Investor its User Account upon receipt of the Notice of Breach by Investor.

18.8.	The Company is hereby authorized to transferred to the Escrow Account any Balance existing in the Investor’s Financial Account on the day the Notice of Breach.

18.9.	The Investor expressly waives all Company liabilities in respect of funds of the Investor from the date of (i) their transfer to the Escrow Agent or (ii) the order for wire transfer to the Investor’s bank account, as the case may be.

19.	FEES AND COMMISSIONS – SET-OFF

19.1.	The Investor undertakes to pay to the Company all Fees and Commissions applicable to the Transactions.

19.2.	The Company is authorized to Set-Off (i) any amounts due by Investor under this Agreement, (ii) any Purchases and/or (iii) any Fees and Commissions against payments due by the Company to Investor under this Agreement.

19.3.	In case of a Purchase, the Company has the option to cause the payment of such Purchase by way of an Optional Termination in lieu of Set-Off.

20.	INFORMATION AND COMMUNICATION RIGHTS

20.1.	The Investor authorizes the Company to receive all information concerning the Investor in connection with this Agreement or the Investor’s use of the Platform from any Affiliate, the Platform Manager, the Escrow Agent and the Payment Service Provider.

20.2.	The Investor authorizes the Company to disclose all information concerning the Investor and his Transactions to any authority who may request such Information.

21.	FORCE MAJEURE

21.1.	The Company shall not be liabile to the User, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, epidemics, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; [and] (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) Internet or telecommunication breakdowns, hacking incidents, electronic viruses, power outages and (j) other similar events beyond the control of the Company.

22.	INFORMATION ABOUT RISKS

22.1.	By electing to be a Party to this Agreement, the Investor is aware and agrees that he following risks which include,but are not limited to apply to him :

(i)	risk of total or partial loss of amounts paid to the Company or a User under this Agreement, such as may result from a termination event reflected in this Agreement, involvency of the Company, governmental intervention, or a loss of value based on fluctuating prices.

(ii)	risk of value depreciation of this Agreement,

(iii)	risk related to the fixed term of this Agreement,

(iv)	risk that the validity of certain Investor’s rights are dependable on the validity of the Company’s rights under the Primary Agreement or the Performance Agreement,

(v)	risk that an authority or a regulator may prohibit or limit the legal and economic effects of this Agreement,

(vi)	risk of termination of this Agreement,

(vii)	risk of Company’s insolvency,

(viii)	risk of termination of the Revenue Agreement or the Performance Agreement to which this Agreement relates.

22.2.	The Investor acknowledges that the value of this Agreement is subject to fluctuation, including fluctuations in the Talent’s career, potential, physical integrity and behavior.

Legal and fiscal risks

22.3.	The Investor confirms that he understands and accepts the legal nature of this Agreement and shall keep the Company harmless against any tax or levy of whatsoever nature which is applicable to the Transactions and the responsibility of the User, and in particular (i) any capital gain in relation with the Assignment of this Agreement or (ii) the Revenue or (iii) Remuneration. The Investor shall seek advice from qualified professionals in the legal and tax fields in any State whose laws may be applicable to him.

Risks related to the Primary Agreement and the Performance Agreement

22.4.	The Investor declares that before becoming a Party to this Agreement he understood that (i) his rights under this Agreement constitute a contractual obligation solely of the Company and of the Talent, which remains a third party and not obligated under this Agreement, (ii) the validity and performance of this Agreement is linked, depending on the nature of this Agreement specified in the Information Sheet, i.e. Revenu Roy or Performance Roy, to the validity and performance of the Primary Agreement or the Performance Agreement. Consequently, the termination, cancellation or modification of the Primary Agreement or the Performance Agreement, as the case may be, or the Talent’s breach of contract under the Primary Agreement or the Performance Agreement may result in particular for the Investor (a) having the status of Subscriber in a total or partial loss of the Subscription Price paid by him to the Company, (b) the possibility of not receiving a Assignment Price in the event of an Assignment on the Secondary Market, (c) if this Agreement is a Revenu Roy, the non-payment of the Revenue and/or if this Agreement is a Performance Roy the loss or modification of the Undivided Right. Models of the Primary Agreement and Performance Agreement are attached as exhibits to the Offering Memorandum.

Risks related to a Block Assignment

22.5.	The Investor is informed and agrees that any Block Assignment may have a negative impact on the Price or the Assignment Price.

23.	General Terms of Use

23.1.	The Investor undertakes to comply at all times with the General Terms of Use.

24.	NOTICES

24.1.	Any Notice under this Agreement shall be made exclusively in the following manner:

24.2.	In the event of a Notice by the Company to the Investor, the Company may make a Notice:

(i)	By email, to the email address provided by the Investor when registering on the Platform;

(ii)	By registered mail or by courier such as DHL or Fedex to the Investor’s postal address as declared by him on the Platform;

(iii)	By message displayed on the Platform’s internet access page or on the Investor’s User Account.

24.3.	Except with respect to the Subscription, Assignment or Advance Payment Request, the Investor may Notify the Company as follows:

(i)	By registered mail with return receipt or by special carrier such as DHL or Fedex to the Company’s address at [___ADDRESS_____], or

(ii)	By email, at the following address contact@royaltiz.com subject to written confirmation of receipt by the Company.

24.4.	In the event of a Notice by the Investor to the Company for Subscription, Assignment or Advance Payment Request, the Investor shall send such Notice only by clicking on the corresponding link on the Platform for any Subscription, Assignment or Advance Payment Request.

24.5.	Either Party may change its postal address or email address for Notice by giving the other Party five (5) business days’ Notice of the new postal address or email address.

25.	NOT USED

25.1.	NOT USED

26.	LIMITATION OF LIABILITY

26.1.	The Investor declares that to the extent permitted by applicable law he shall not hold the Company liable for any damages, direct, indirect or consequential arising in part or whole from :

-	Any statement by Talent or a party to the Primary Agreement or Performance Agreement to which this Agreement relates,

-	Any false or erroneous information used in the Calculation Formula and more generally for the calculation of the Performance, with the understanding that the Company includes only information that it believes to be correct, and will rectify any erroneous information as soon as practicable after learning that it is erroneous, or (based on its own best judgement) after reasonably suspecting that it is erroneous.

-	Any unintentional error by the Company in calculating Performance,

-	Any hacking of the User’s Account resulting in one or more fraudulent Transactions, or the hacking of the Company’s website resulting in suspension of activity or other unintended consequences,

-	Any situation such as a bug, unavailability or hacking of the Platform making access to the User Account impossible or onerous,

-	Any fraudulent action by any Person on the Platform resulting in a modification of the Agreement Documents,

-	The non-compliance of the Investor with Applicable Laws including with any tax laws applicable to the Transactions carried out by him.

26.2.	The Investor acknowledges that the information communicated or transmitted to him by the Company does not constitutes advice, recommendation or an opinion on the part of the Company on legal, financial and/or tax matters with respect to the Transactions or any right the Investor may exercise under this Agreement.

26.3.	The filing and payment of any taxes applicable to the Remuneration, Revenue, Assignment Price or any compensation received by Investor shall be the sole responsibility of Investor.

26.4.	The Investor shall remain solely responsible to the Company for the Transactions made from his User Account.

27.	ANTI CORRUPTION

27.1.	The Company reserves the right to suspend or terminate the User Account of any person who it believes in its sole discretion is disreputable..

28.	ADMISSIBLE EVIDENCE

28.1.	The Investor accepts that only the data recorded by the Company in relation with any Transactions shall constitute satisfactory and sole evidence of all Transactions under this Agreement.

28.2.	In the event of an Assignment, this Agreement and the Assignment Confirmation shall constitute satisfactory evidence of such Assignment

29.	AMENDMENTS

29.1.	Without prejudice to the changes and amendments that the Company is authorized hereunder to make in its sole discretion, any amendment to this Agreement shall only be effective if made (i) in writing and (ii) signed or electronically validated by the Parties.

29.2.	Notwithstanding anything to the contrary contained in this Agreement, in case of Change of Residence Notified by the Investor to the Company, this Agreement shall be automatically novated and its terms and conditions shall be replaced in their entirerity by those of the Roy of the Talent governed by French law. For the avoidance of doubt, the Company shall be entitled to make a Reorganization Assignment of this novated Agreement.

30.	NO WAIVER - PARTIAL NULLITY

30.1.	Failure by a Party to enforce any provision of this Agreement shall not be construed as a waiver by such Party from exercising such rights.

30.2.	In the event that any provision of this Agreement becomes invalid or of no effect, the validity of the remaining provisions shall remain unaffected.

31.	APPLICABLE LAW AND JURISDICTION

31.1.	This Agreement is governed by the laws of the State of New York (USA). This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

31.2.	Any dispute between the Investor and the Company concerning the existence, validity, performance, interpretation, and/or termination of this Agreement (“Dispute”) shall be submitted to the exclusive jurisdiction of the competent court of New York State.

EACH PARTY ACKNOWLEDGES AND AGREES THAT FOR ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, HE, SHE, OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

APPENDIX 1

Terminological Equivalents

Term defined in this Agreement	Terminology Equivalent on the Platform
SUBSCRIPTION	BUY
ASSIGNMENT	RESALE
INSTANT ASSIGNMENT	INSTANT LIQUIDITY
PRICE IMPACT	PRICE IMPACT
USER ACCOUNT	WALLET
TERMINATION FOR BREACH	BANNING
REMUNERATION	YIELD
ADVANCE PAYMENT REQUEST	CLAIM MY YIELD
MAXIMUM SUPPLY	SUPPLY

APPENDIX 2

The Investor accepts that:

1.	the Financial Data be calculated in accordance with the following calculation, and
2.	each of the Offer Price, the Assignment Price and the Price be equal to the Average Assignment Price.

AAP= [FP x (LCA – PCA)] / (LRN-ON)

Average Assignment Price (“AAP”) means the average assignment price of each Roy included in the Order Number;

Final Price (“FP”) means the Price of the Roy of Instand Assignment Class of the Talent last assigned by a User to another User before the Transaction for which the Price calculation is made;

Last Cash Available (“LCA”) means the amount of United States dollars available in the Liquidity Structure’s liquidity account at the time of Validation of the Instant Assignment by the Investor.

Last Roys Number (“LRN”) means the number of Roys of the Talent to which the Liquidity Pool is a party to immediately before the Validation of Instant Assignment by the Investor;

Operation means the Assignment of (i) this Agreement and (ii) all other Roys of the Talent to which the Investor is a party to which are subject to instant assignment by the Investor together with this Agreement.

Order Number (“ON”) means the number corresponding to the total of Roys of the Talent (including this Agreement) to which the Investor is a party to and for which the Investor requires instant assignment contemporaneously (e.g. “X”) where:

●	ON shall be a negative number if the Investor is the Assignor (e.g. “- X”); and

●	ON shall be a positive number if the Investor is the Assignee (e.g. “+X”);

Projected Cash Available (“PCA”) means the projected amount of United States dollars available in the Liquidity Structure’s liquidity account after the Operation.

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